Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of MEDI Group Limited:

We hereby consent to the inclusion in this Registration Statement of MEDI Group Limited and its subsidiaries (the “Company”) of our report dated March 31, 2025, except for Note 20, as to which the date is June 11, 2025; and Notes 14, 15 and 21, as to which the date is August 22, 2025, related to the consolidated financial statements, which appear in the Company’s Registration Statement on Form F-1 as of and for the years ended June 30, 2024 and 2023 to which this consent is filed as an exhibit. Our report contained an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form F-1.

/s/ TAAD LLP

Diamond Bar, California

August 22, 2025